Exhibit 5.1

lawyers@saul.com www.saul.com 948580.00047

November 22, 2023

COPT Defense Properties

Suite 300

6711 Columbia Gateway Drive

Columbia, Maryland 21046

Re:	$345,000,000 of 5.25% Exchangeable Senior Notes Due 2028

Ladies and Gentlemen:

We have acted as Maryland counsel to COPT Defense Properties (formerly known as Corporate Office Properties Trust), a Maryland real estate investment trust (the “Company”), in connection with its Registration Statement on Form S-3 (File No. 333-264198) (the “S-3 Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained in the S-3 Registration Statement dated April 8, 2022 (the “Prospectus”), and the prospectus supplement to the Prospectus dated November 22, 2023 (the “Prospectus Supplement”) related to the registration of up to 14,104,635 common shares of beneficial interest, par value $0.01 per share, that may, in certain circumstances, be issued by the Company (the “Shares”) in exchange for 5.25% Exchangeable Senior Notes due 2028 (the “Notes”) of COPT Defense Properties, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Operating Partnership”), and the resale from time to time by the recipients of the Shares. The Notes were issued pursuant to the terms of that certain Indenture, dated September 12, 2023, by and among the Company, Operating Partnership, and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”).

As a basis for our opinions, we have examined the following documents (collectively, the “Documents”):

(i)             the S-3 Registration Statement;

(ii)            the Prospectus;

1001 Fleet Street ◆ 9th Floor ◆ Baltimore, MD 21202-4359

Phone: (410) 332-8600 ◆ Fax: (410) 332-8862

CALIFORNIA DELAWARE FLORIDA ILLINOIS MARYLAND MASSACHUSETTS MINNESOTA NEW JERSEY NEW YORK PENNSYLVANIA WASHINGTON, DC

A DELAWARE LIMITED LIABILITY PARTNERSHIP

COPT Defense Properties

November 22, 2023

(iii)           the Prospectus Supplement;

(iv)           the Indenture; and

(v)            the Notes.

Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

(i)             a certified copy of the Articles of Amendment and Restatement of the Company filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on March 3, 1998, as amended on October 12, 2001, September 12, 2003, December 28, 2004, May 27, 2008, May 18, 2010, June 19, 2012, September 22, 2014, May 15, 2017, October 30, 2017, May 15, 2018, and September 5, 2023 (collectively, the “Declaration of Trust”);

(ii)            a certified copy of the Amended and Restated Bylaws of the Company, as amended and effective on May 11, 2017 (the “Bylaws”);

(iii)           a copy of the unanimous written consent of the Board of Trustees of the Company dated as of August 30, 2023, approving, among other matters, the filing of the S-3 Registration Statement;

(iv)           a copy of the resolutions adopted at a telephonic meeting of the Transaction Committee of the Board of Trustees of the Company on September 7, 2023, approving, among other matters, the filing of the S-3 Registration Statement;

(v)            a Certificate of Status for the Company issued by the SDAT dated November 21, 2023;

(vi)           a certificate of the secretary of the Company as to the authenticity of the Declaration of Trust and Bylaws of the Company, the resolutions of the Company’s Board of Trustees approving the filing of the S-3 Registration Statement, and other matters that we have deemed necessary and appropriate; and

(vii)          such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed:

(a)             that all signatures on the Documents and any other documents submitted to us for examination are genuine;

(b)             the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

COPT Defense Properties

November 22, 2023

(c)             the legal capacity of all natural persons executing any Documents, whether on behalf of themselves or other persons;

(d)             that all persons executing Documents on behalf of any party (other than the Company) are duly authorized;

(e)             that each of the parties (other than the Company) has duly and validly executed and delivered each of the Documents to which that party is a signatory, and the party’s obligations are valid and legally binding obligations, enforceable in accordance with the terms of the respective Documents;

(f)              that all public records reviewed or relied upon by us or on our behalf are true and complete;

(g)             that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of the Documents as executed and delivered;

(h)             that all representations, warranties, statements and information contained in the Documents are accurate and complete;

(i)              that there has been no oral or written modification of or amendment to the Documents, and there has been no waiver of any provision of the Documents, by actions or omission of the parties or otherwise;

(j)              that the Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder;

(k)             that there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Shares that would have an adverse effect on the due authorization or valid issuance or delivery of the Shares;

(l)              that at the time of delivery of the Shares, all contemplated additional actions shall have been taken, and the authorization of the issuance of the Shares by the Board of Trustees will not have been modified or rescinded;

(m)            that the issuance of the Shares at the time of issuance will not violate any then-applicable law or result in a violation of any provision of any instrument or agreement then binding on the Company, or any restriction then imposed by any court or governmental body having jurisdiction over the Company;

(n)             that the consideration received or proposed to be received for the issuance of Shares as contemplated by each of the Indenture, Note, S-3 Registration Statement, the Prospectus and the Prospectus Supplement is not less than the par value per share;

COPT Defense Properties

November 22, 2023

(o)             that the aggregate number of shares of the Company which would be outstanding after the issuance of the Shares, and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance upon the conversion or exchange of other securities issued by the Company or the Operating Partnership, does not and will not exceed the number of then-authorized shares of beneficial interest of the Company;

(p)             that the Shares have been properly reserved by the Company; and

(q)             that the effectiveness of the S-3 Registration Statement under the Securities Act has not been terminated or rescinded.

As to various questions of fact material to our opinions, we have relied upon a Secretary’s Certificate and representations of David L. Finch, as Secretary of the Company, and have assumed that the Secretary’s Certificate and representations are true and complete and continue to remain true and complete as of the date of this letter. We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1.             The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.             The Shares have been duly authorized for issuance and, if and when issued upon the exchange of the Notes as provided in the Indenture, will be validly issued, fully paid, and non-assessable.

In addition to the qualifications set forth above, the opinions set forth in this letter are also subject to the following qualifications:

(i)             We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.

(ii)            We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

(iii)           We express no opinion on the application of federal or state securities laws to the transactions contemplated in the Documents.

(iv)          We express no opinion on the conditions under which the Shares may be resold.

COPT Defense Properties

November 22, 2023

The opinions expressed in this letter are furnished only with respect to the transactions contemplated by the Documents. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof, and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

SAUL EWING LLP